SUB-ITEM 77C

The shareholders of the MFS Total Return Portfolio (the "Total Return Portfolio"), a series of MFS Variable Insurance Trust II (the "Trust"), held a special meeting of shareholders on August 8, 2013. Shareholders represented in person or by proxy voted as follows:

Proposal 1: To consider and act upon a proposal to approve an Agreement and Plan of Reorganization by and between the Trust, on behalf of the Total Return Portfolio, and MFS Variable Insurance Trust, a Massachusetts business trust, on behalf of MFS Total Return Series (the "Total Return Series"), providing for the transfer of assets to and the assumption of liabilities of the Total Return Portfolio by the Total Return Series in exchange solely for shares of beneficial interest of the Total Return Series, and the distribution of Total Return Series shares to the shareholders of the Total Return Portfolio in complete liquidation and termination of the Total Return Portfolio.


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|           | Dollars Voted  |% of Outstanding Dollars|% of Dollars Present|
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|Affirmative|1,026,521,502.33|                 80.555%|             80.555%|
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|Against    |   54,931,871.66|                  4.310%|              4.311%|
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|Abstain    |  192,847,126.27|                 15.134%|             15.134%|
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|TOTAL      |1,274,300,500.26|                 99.999%|            100.000%|
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